                                                                    Exhibit 12.1


                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)



                                                       March 5, 1996
                                                       (inception) to                Year ended December 31,
                                                        December 31,   -----------------------------------------------------
                                                            1996            1997         1998         1999          2000
                                                       --------------  -------------  ----------  ------------  ------------
Fixed charges:
    Interest expense on
    indebtedness (including
    amortization of debt
    expense and discount)                                        879          5,859      66,880        88,347       133,286

    Interest expense on
    portion of rent expense
    representative of interest                                   127            756         904         9,231        19,187
                                                       --------------  -------------  ----------  ------------  ------------

                                                               1,006          6,615      67,784        97,578       152,473
                                                       ==============  =============  ==========  ============  ============

Earnings (loss):
    Net loss before provision
       for income taxes                                      (13,633)      (138,054)   (281,471)     (528,913)     (807,986)
    Fixed charges per above                                    1,006          6,615      67,784        97,578       152,473
                                                       --------------  -------------  ----------  ------------  ------------

Total earnings (loss)                                        (12,627)      (131,439)   (213,687)     (431,335)     (655,513)
                                                       ==============  =============  ==========  ============  ============

Ratio of Earnings to fixed charges                            (12.55)        (19.87)      (3.15)        (4.42)        (4.30)
                                                       ==============  =============  ==========  ============  ============

Coverage deficiency                                          (13,633)      (138,054)   (281,471)     (528,913)     (807,986)
                                                       ==============  =============  ==========  ============  ============

Calculation of interest portion of rent expense
    Rent expense                                                                                       27,974        58,141
    Percentage of rent expense related to interest                                                        33%           33%
                                                                                                  ------------  ------------

                                                                                                        9,231        19,187
                                                                                                  ============  ============